Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Issued and Outstanding Ordinary Shares

of

EURAND N.V.

a public limited liability company organized under the laws of The Netherlands at

$12.00 NET PER SHARE

Pursuant to the Offer to Purchase dated December 21, 2010

by

AXCAN PHARMA HOLDING B.V.

a private limited liability company organized under the laws of The Netherlands which is a wholly owned indirect subsidiary of

AXCAN HOLDINGS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JANUARY 20, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 21, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Axcan Pharma Holding B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (which we refer to as “Purchaser”) and a wholly owned indirect subsidiary of Axcan Holdings Inc., a Delaware corporation, to act as Information Agent in connection with Purchaser’s offer to purchase all issued and outstanding ordinary shares, par value €0.01 per share (which we refer to as “Shares”), of Eurand N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (which we refer to as “Eurand”), at a purchase price of $12.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 21, 2010 (what we refer to as the “Offer to Purchase”), and the related Letter of Transmittal (what we refer to as the “Letter of Transmittal” and what, together with the Offer to Purchase and other related materials, each as may be amended or supplemented from time to time, we refer to as the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the expiration date of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration date of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the “Depositary for your use only.”

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:01 a.m., New York City time, on January 20, 2011 unless the Offer is extended or earlier terminated.

The Offer is being made pursuant to a Share Purchase Agreement, dated as of November 30, 2010, which was subsequently amended by Amendment No. 1 to Share Purchase Agreement, dated as of December 16, 2010 (as it may be further amended from time to time, the “Purchase Agreement”), by and among Purchaser, Parent and Eurand. Pursuant to the Purchase Agreement, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the “Offer Closing”) as promptly as practicable after the expiration of the Offer (as the same may be extended pursuant to the Purchase Agreement). Unless the Offer is so extended, Purchaser expects the Offer Closing to occur on January 20, 2011. The Purchase Agreement provides, among other things, that simultaneous with the Offer Closing, Eurand shall sell, effective as of the Offer Closing, all or substantially all of the assets of Eurand (including the shares of its subsidiaries) to Purchaser or one or more of its designees for aggregate consideration equal to (i) a note payable (the “Note Payable”) from Buyer or one or more of its designees in an aggregate principal amount equal to the Offer Price multiplied by the total number of outstanding Shares as of the Offer Closing (which Note Payable shall be prepayable without penalty or premium), and (ii) the assumption by Purchaser or its designees of all liabilities and obligations of Eurand, whether actual, contingent or otherwise, including the express assumption of all contractual obligations (and also including the related obligation of Purchase or its designees to fully indemnify and hold harmless Eurand with respect to all such assumed liabilities and obligations) (the transaction described in this sentence, the “Asset Sale”). Following the Offer Closing, Purchaser will provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder (the “Exchange Act”) of at least ten business days (the “Subsequent Offering Period”). Any shares tendered during the Subsequent Offering Period will be acquired by Purchaser at the Offer Price, net to the seller in cash, without interest thereon and less any applicable withholding taxes. At the conclusion of the Subsequent Offering Period, Purchaser or one or more of its designees will repay to Eurand an amount of the Note Payable equal to the Offer Price multiplied by the number of Shares not tendered in the Offer or during the Subsequent Offering Period. Purchaser then intends to cause Eurand to be dissolved and liquidated, in accordance with Dutch liquidation procedures, with the assets of Eurand being distributed as follows by means of a liquidation distribution: (i) each holder of Shares that were not tendered in the Offer or during the Subsequent Offering Period shall receive cash in an amount equal to the Offer Price multiplied by the number of untendered Shares then held by such holder, without interest thereon and less any applicable withholding taxes and (ii) Purchaser shall receive (in kind) the Note Payable. In connection with the Asset Sale, Purchaser shall provide a guarantee to the liquidator as to any deficit in the estate of Eurand, so as to enable the liquidator to pay the Offer Price per Share (less withholding taxes, if any) by means of an advance liquidation distribution to holders of Shares that were not tendered in the Offer or during the Subsequent Offering Period (the “Post-Closing Reorganization”).

In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and either (A) the Shares certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book- Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offer to Purchase. No alternative, conditional or contingent tenders will be accepted.

Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than to the Depositary and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials related to the Offer to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

Okapi Partners LLC

Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

437 Madison Avenue, 28th Floor

New York, New York 10022

Banks and Brokerage Firms, Please Call: (212) 297 0720

Stockholders and All Others, Call Toll-Free: (855) 208 8901

Email: info@okapipartners.com

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